                                                                    EXHIBIT 10.4


                             STOCKHOLDERS AGREEMENT


                           DATED AS OF APRIL 22, 1996


                                  By and Among


                       LORAL SPACE & COMMUNICATIONS LTD.,

                              SS/L (BERMUDA) LTD.,

                   LEHMAN BROTHERS CAPITAL PARTNERS II, L.P.,

                                LEHMAN BROTHERS
                  MERCHANT BANKING PORTFOLIO PARTNERSHIP L.P.,

             LEHMAN BROTHERS OFFSHORE INVESTMENT PARTNERSHIP L.P.,

                                      and

                      LEHMAN BROTHERS OFFSHORE INVESTMENT
                             PARTNERSHIP-JAPAN L.P.

                               TABLE  OF CONTENTS

                                                                        Page
ARTICLE I. DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . .     2
Section 1.1.   Definitions  . . . . . . . . . . . . . . . . . . . . .     2
ARTICLE II.   RESTRICTIONS ON TRANSFERS . . . . . . . . . . . . . . .     9
Section 2.1.   Transfers in Accordance with this Agreement  . . . . .     9
Section 2.2.   Agreement to be Bound  . . . . . . . . . . . . . . . .     9
Section 2.3.   Legend . . . . . . . . . . . . . . . . . . . . . . . .     9
Section 2.4.   Certain Permitted Transfers  . . . . . . . . . . . . .    10
Section 2.5.   Transfers by Lehman Investors to Third Parties;
                 Rights Of First Offer  . . . . . . . . . . . . . . .    10
Section 2.6.   Public Offering  . . . . . . . . . . . . . . . . . . .    12
Section 2.7.   Tag-Along Rights . . . . . . . . . . . . . . . . . . .    12
Section 2.8.   Rights to Compel Sale  . . . . . . . . . . . . . . . .    13
Section 2.9.   Put Option . . . . . . . . . . . . . . . . . . . . . .    15
Section 2.10.  Special Put Option . . . . . . . . . . . . . . . . . .    18
Section 2.11.  Offering Memorandum  . . . . . . . . . . . . . . . . .    19
Section 2.12.  SP Stockholders Agreement  . . . . . . . . . . . . . .    19

ARTICLE III.  CLOSING   . . . . . . . . . . . . . . . . . . . . . . .    20

Section 3.1.   Closing  . . . . . . . . . . . . . . . . . . . . . . .    20
Section 3.2.   Deliveries at Closing; Method of Payment of
                 Purchase Price . . . . . . . . . . . . . . . . . . .    20

ARTICLE IV.  ADDITIONAL RIGHTS AND OBLIGATIONS OF STOCKHOLDERS
               AND THE COMPANY  . . . . . . . . . . . . . . . . . . .    20

Section 4.1.   Investment Banking Services  . . . . . . . . . . . . .    20
Section 4.2.   Furnishing of Information  . . . . . . . . . . . . . .    21
Section 4.3.   Regulatory Compliance  . . . . . . . . . . . . . . . .    21
Section 4.4.   Capital Contributions  . . . . . . . . . . . . . . . .    22

ARTICLE V. CERTAIN AGREEMENTS . . . . . . . . . . . . . . . . . . . .    24

Section 5.1.   Charter and By-laws  . . . . . . . . . . . . . . . . .    24
Section 5.2.   Corporate Actions  . . . . . . . . . . . . . . . . . .    24
Section 5.3.   Notice . . . . . . . . . . . . . . . . . . . . . . . .    26
Section 5.4.   Material Action Put Option . . . . . . . . . . . . . .    27
Section 5.5.   SS/L Information . . . . . . . . . . . . . . . . . . .    27
Section 5.6.   Loral Space Guarantee  . . . . . . . . . . . . . . . .    28
Section 5.7.   Tax Indemnity  . . . . . . . . . . . . . . . . . . . .    28

ARTICLE VI.  TERMINATION  . . . . . . . . . . . . . . . . . . . . . .    31

Section 6.1.   Termination  . . . . . . . . . . . . . . . . . . . . .    31

ARTICLE VII.  MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . .    32

Section 7.1.   No Inconsistent Agreements . . . . . . . . . . . . . .    32
Section 7.2.   Recapitalization, Exchange, etc. . . . . . . . . . . .    32
Section 7.3.   Remedies . . . . . . . . . . . . . . . . . . . . . . .    32
Section 7.4.   Successors and Assigns . . . . . . . . . . . . . . . .    32
Section 7.5.   No Waivers; Amendments . . . . . . . . . . . . . . . .    33
Section 7.6.   Notices  . . . . . . . . . . . . . . . . . . . . . . .    33

Section 7.7.    Inspection  . . . . . . . . . . . . . . . . . . . . .    34
Section 7.8.    Governing Law . . . . . . . . . . . . . . . . . . . .    34
Section 7.9.    Section Headings  . . . . . . . . . . . . . . . . . .    34
Section 7.10.   Entire Agreement  . . . . . . . . . . . . . . . . . .    34
Section 7.11.   Severability  . . . . . . . . . . . . . . . . . . . .    34
Section 7.12.   Counterparts  . . . . . . . . . . . . . . . . . . . .    34
Section 7.13.   Confidentiality . . . . . . . . . . . . . . . . . . .    34

Exhibit A - Form of Schedule I to the By-Laws of SS/L (Bermuda) Ltd.

Exhibit B - Form of Agreement to be Bound

                             STOCKHOLDERS AGREEMENT


         STOCKHOLDERS AGREEMENT dated as of April 22, 1996 by and among SS/L (Bermuda) Ltd., a Bermuda company (together with its successors, the "Company"), Loral Space & Communications Ltd., a Bermuda company (together with its successors, "Loral Space"), Lehman Brothers Capital Partners II, L.P. ("Capital Partners"), Lehman Brothers Merchant Banking Portfolio Partnership L.P. ("Merchant Banking"), Lehman Brothers Offshore Investment Partnership L.P. ("Offshore Investment") and Lehman Brothers Offshore Investment Partnership-Japan, L.P. ("Offshore Japan"). Capital Partners, Merchant Banking, Offshore Investment and Offshore Japan are sometimes hereinafter referred to collectively as the "Lehman Partnerships". Each of the parties to this Agreement (including, with respect to its ownership of SS/L Common Stock (as defined below), the Company) and any other Person who shall become a party to or agree to be bound by the terms of this Agreement after the date hereof is sometimes hereinafter referred to as a "Stockholder".


                              W I T N E S S E T H:


         WHEREAS, the parties hereto are parties to an Agreement dated as of April 22, 1996 (the "Transaction Agreement") providing, among other things, for the exchange by Loral Aerospace Holdings, Inc. a Delaware corporation ("LAH"), of 731.85 shares of SS/L Common Stock held by LAH for 731.85 shares of Series S Preferred Stock (as defined below) of the Company and for the exchange by the Lehman Partnerships of 731.85 shares of Series S Redeemable Preferred Stock of LAH owned by the Lehman Partnerships for 731.85 shares of Series S Preferred Stock of the Company;

         WHEREAS, as of the date hereof, the Company has authorized capital stock consisting of 1,000,000 shares of Common Stock, par value $.10 per share (the "Common Stock"), and 1,000 shares of preferred stock, par value $.10 per share (the "Preferred Stock") (all shares of Common Stock and Preferred Stock at any time issued by the Company and any successor thereto being referred to as the "Shares");

         WHEREAS, the parties hereto desire to restrict the sale, assignment, transfer, encumbrance or other disposition of the Shares and SS/L Common Stock, including both issued and outstanding Shares and SS/L Common Stock as well as Shares and SS/L Common Stock which may be issued hereafter, and to provide for certain rights and obligations in respect thereto as hereinafter provided;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE I.

                                  DEFINITIONS

         Section 1.1. Definitions. As used in this Agreement, the following terms have the following meanings:

         "Adverse Clearance Status" shall have the meaning set forth in Section 2.10.

         "Affiliate", as applied to any Person, shall mean any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person whether through the ownership of voting securities, by contract or otherwise.

         "Alternative Investment Bank" shall have the meaning set forth in
Section 2.9(c).

         "Associated SS/L Shares" shall mean the shares of SS/L Common Stock associated with shares of Series S Preferred Stock, as set forth in Schedule I to the Company's By-Laws. For purposes of Section 5.7, "Associated SS/L Shares" shall mean the shares of SS/L Common Stock (i) associated, during or subsequent to the Exchange Transaction, with shares of the Series S Preferred Stock, as set forth in Schedule I to the Company's By-Laws, and (ii) associated, during or prior to the Exchange Transaction, with shares of LAH Series S Preferred Stock, as set forth in the Certificate of Designation of such Stock.

         "August 1992 Exchange" shall mean the exchange on August 14, 1992 by the Lehman Partnerships of 6,150,000 shares of the Common Stock of Loral for 285,187.4 shares of the Class B Common Stock of LAH.

         "Business Day" means each day other than Saturdays, Sundays and days when commercial banks are authorized to be closed for business in New York, New York.

         "Buyer's Notice" shall have the meaning set forth in Section 2.5 (c).

         "Change of Control" shall mean the occurrence of one or more of the following events: (A) with respect to Loral Space, (i) a Person or group (as that term is used in Section 13(d)(3) of the Exchange Act) of Persons shall have become the beneficial owner of securities of Loral Space representing a majority of the combined voting power of the outstanding securities of Loral Space ordinarily having the right to vote in the election of directors or (ii) directors (other than Continuing Directors) representing a Person or group (as so defined) of Persons shall constitute a majority of the Board of Directors of Loral Space or (iii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of Loral
Space to any Person or group (as so defined) of Persons (other than any wholly-owned Subsidiary of Loral Space); (B) with respect to the Company or SS/L, as the case may be, (i) a Person or group (as that term is used in Section 13(d)(3) of the Exchange Act) of Persons (other than Loral Space in the case of the Company and the Company in the case of SS/L) shall have the right to exercise a majority of the combined voting power of the outstanding securities of the Company or SS/L, as the case may be, ordinarily having the right to vote in the election of directors or (ii) directors representing a Person or group (as so defined) of Persons (other than Loral Space in the case of the Company and the Company in the case of SS/L) shall constitute a majority of the Board of Directors of the Company or SS/L, as the case may be; (C) with respect to Loral Space, the Company or SS/L, as the case may be, (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of Loral Space, the Company or SS/L, as the case may be, to any Person or group (as so defined) of Persons or (ii) the shareholders of Loral Space, the Company or SS/L, as the case may be, shall approve any plan or proposal for the liquidation or dissolution of Loral Space, the Company or SS/L, as the case may be, or the liquidation, dissolution or winding-up of Loral Space, the Company or SS/L shall be ordered, (D) an event which constitutes a "Change of Control" under the SP Stockholders Agreement as the same may be amended from time to time
(provided that references to Loral in the definition of "Change of Control" in the SP Stockholders Agreement shall be deemed, for purposes of this Agreement, to refer to Loral Space), or (E) the Company shall cease to be a Subsidiary of Loral Space.

         "Charter Documents" shall have the meaning set forth in Section
5.1(a).

         "Code" shall mean the Internal Revenue Code of 1986, as amended.

         "Commission" shall mean the Securities and Exchange Commission.

         "Common Stock" shall have the meaning set forth in the preamble.

         "Company" shall have the meaning set forth in the preamble.

         "Compelled Sale Transfer Notice" shall have the meaning set forth in
Section 2.8(b).

         "Compelled Sale Transfer Offer" shall have the meaning set forth in
Section 2.8(a).

         "Confidential Information" shall have the meaning set forth in Section 7.13.

         "Continuing Directors" shall mean those Directors of Loral Space as of the date hereof (the "Current Board") or such Directors who are recommended or endorsed for election to the Board of Directors of Loral Space by a majority of the Current Board or their successors so recommended or endorsed.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Stockholder" shall have the meaning set forth in Section
2.8(c).

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         "Exchange Transaction" shall have the meaning set forth in the Transaction Agreement.

         "First Investment Bank" shall have the meaning set forth in Section 2.9(c).

         "FOCI" shall have the meaning set forth in Section 2.10.

         "Funding Date" shall have the meaning set forth in Section 4.4(a).

         "Initial Public Offering" shall mean, with respect to any Person, the initial sale of equity securities by such Person pursuant to an effective registration statement under the Securities Act (other than a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of such Person).

         "LAH Series S Preferred Stock" shall mean the Series S Redeemable Preferred Stock of LAH, the terms of which are set forth in the Certificate of Designation for such stock.

         "LBH" shall mean Lehman Brothers Holdings Inc., a Delaware corporation, or any successor.

         "LAC" shall mean Loral Aerospace Corp., a Delaware corporation.

         "LAH" shall have the meaning set forth in the preamble.

         "Lehman Indemnitees" shall have the meaning set forth in Section
5.7(a).

         "Lehman Investor" shall mean each of the Lehman Partnerships and its Permitted Transferees.

         "Lehman Partnerships" shall have the meaning set forth in the preamble.

         "Loral" shall mean Loral Corporation, a New York corporation.

         "Loral Space" shall have the meaning set forth in the preamble.

         "Material Action" shall have the meaning set forth in Section 5.2.

         "Material Action Put Notice" shall have the meaning set forth in
Section 5.4.

         "1992 Lehman Stockholders Agreement" shall mean the Stockholders Agreement dated as of November 13, 1992 by and among LAH, LAC, Loral and the Lehman Partnerships.

         "Notice of Material Event" shall have the meaning set forth in
Section 5.3.

         "Notice of Proposed Action" shall have the meaning set forth in
Section 5.3.

         "November 1992 Exchange" shall mean the exchange on November 13, 1992 by the Lehman Partnerships of 107,737.5 shares of the Class B Common Stock of LAH for 627.3 shares of the LAH Series S Preferred Stock.

         "Offer Price" shall have the meaning set forth in Section 2.5(b).

         "Offered Shares" shall have the meaning set forth in Section 2.5(b).

         "Other Compelled Sale Notice" shall have the meaning set forth in
Section 2.9(g).

         "Permitted Transferee" shall mean (i) in the case of any Stockholder that is not an individual, any Affiliate thereof; and, in addition, (ii) in the case of each Lehman Partnership, (A) LBH and its Affiliates and (B) the general or limited partners of such Lehman Partnership in a dissolution, winding up or termination of such partnership; provided, that any such Transferee agrees in writing that such Transferee shall be bound by the terms of this Agreement in accordance with section 2.2 hereof.

         "Person" shall mean an individual or a corporation, partnership, trust, or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

         "Preferred Stock" shall have the meaning set forth in the preamble.

         "Proposed Purchaser" shall mean a Person or group of Persons to which the Company or any of its Permitted Transferees proposes to Transfer shares of SS/L Common Stock in accordance with Section 2.7(a).

         "Public Offering" shall mean, with respect to the Company or SS/L, any underwritten public offering of equity securities of the Company or SS/L, as the case may be, pursuant to an effective registration statement under the Securities Act.

         "Put Notice" shall have the meaning set forth in Section 2.9(a).

         "Put Option" shall have the meaning set forth in Section 2.9(a).

         "Qualified Third-Party" shall mean a Third Party whose status as a holder of SS/L Common Stock or whose acquisition of SS/L Common Stock would not be expected, in the reasonable judgment of the Board of Directors of Loral Space after (i) consultation with such Third Party and the potential seller of Associated SS/L Shares to such Third Party and (ii) if requested by such Third Party, discussions with appropriate representatives of the Department of Defense involving Loral Space, such Third Party and such potential seller, to cause or require the Department of Defense to revoke SS/L's facility clearances in accordance with such Department's security rules and regulations (as determined by the Defense investigative Service).

         "Reduced Transfer Price" shall have the meaning set forth in Section 2.5(d).

         "Reduced Transfer Price Notice" shall have the meaning set forth in
Section 2.5(d).

         "Relevant Time Period" shall have the meaning set forth in Section 2.5(d).

         "Remaining Holders" shall have the meaning set forth in Section
2-9(g).

         "Required SP Transfer" shall mean any sale of SS/L common Stock to a Strategic Participant required under the provisions of Section 2.6 or 2.7 of the SP Stockholders Agreement as in effect on the date hereof.

         "Rule 144 Open Market Transaction" shall mean, with respect to Shares, any sale of Shares in an open market transaction under Rule 144 of the Securities Act (or any successor rule) if such sale is in compliance with the requirements of such Rule.

         "Schedule I to the Company's By-Laws" shall mean Schedule I to the Company's By-Laws setting forth the terms of the Series S, Preferred Stock, a copy of which is attached as Exhibit A hereto.

         "Securities Act" shall mean the Securities Act of 1933, as amended.

         "Sellers" shall have the meaning set forth in Section 2.5(b).

         "Sellers' Notice" shall have the meaning set forth in Section 2.5(b).

         "Series S Preferred Stock" shall mean the Series S Redeemable Preferred Stock of the Company, the terms of which are set forth in Schedule I to the Company's By-Laws.

         "Shares" shall have the meaning set forth in the preamble.

         "SP Stockholders Agreement" shall mean the Stockholders Agreement dated as of April 22, 1991, as amended by Amendment No. 1 thereto dated as of November 10, 1992, among Loral, LAH, SS/L and the Strategic Participants, and by Amendment No. 2 thereto dated on or about the date hereof and as the same may be further amended from time to time.

         "Special Put Notice" shall have the meaning set forth in Section 2.10.

         "SS/L" shall mean Space Systems/Loral, Inc., a Delaware corporation, together with its successors.

         "SS/L Appraised Value" shall have the meaning set forth in Section 2.9(b).

         "SS/L Common Stock" shall mean the Common Stock, par value $0.10 per share, of SS/L.

         "Stockholder" shall have the meaning set forth in the preamble.

         "Strategic Participants" shall mean Aerospatiale Societe Nationale Industrielle, Alcatel Espace, Alenia Aeritalia

& Selenia S.p.A., Deutsche Aerospace AG and all other Persons who become Strategic Participants under the SP Stockholders Agreement, their successors and duly permitted transferees of SS/L Common Stock under the SP Stockholders Agreement, including any SP U.S. Assignee (as such term is defined in the SP Stockholders Agreement).

         "Subsidiary" shall mean, with respect to any Person, any corporation or other entity of which a majority of the capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

         "Tag-Along Notice" shall have the meaning, set forth in Section
2.7(b).

         "Tag-Along Stockholder" shall have the meaning set forth in Section 2.7(b).

         "Tax" shall mean any net income, alternative, add-on minimum, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, corporation, metropolitan and other municipal surcharge, profits, license, withholding on amounts paid to or by any Person, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or like charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental authority responsible for the imposition of any such tax (domestic or foreign).

         "Taxing Authority" shall mean any governmental authority (whether domestic or foreign) responsible for the imposition of Taxes, including, without limitation, the United States internal Revenue service, United States state and local taxing authorities, and the taxing authorities of Bermuda.

         "Third Party" shall mean any prospective purchaser of Shares that is not a Permitted Transferee of a Stockholder in an arm's length purchase from such Stockholder.

         "Transaction Agreement" shall have the meaning set forth in the preamble.

         "Transfer" shall have the meaning set forth in Section 2.1.

         "Transfer Closing Date" shall have the meaning set forth in Section
3.1.

         "Transferee" shall have the meaning set forth in Section 2.1.

        "Transferor" shall have the meaning set forth in Section 2.7(b).

         "Unaffiliated Transaction, shall have the meaning set forth in
Section 4.4(b).


                                  ARTICLE II.

                           RESTRICTIONS ON TRANSFERS

         Section 2.1. Transfers in Accordance with this Agreement. No Stockholder shall, directly or indirectly transfer, sell, assign, pledge, hypothecate, encumber, or otherwise dispose of any Shares or shares of SS/L Common Stock to any Person (any such act by a Stockholder being referred to as a "Transfer" and any Person acquiring Shares or shares of SS/L Common Stock from a Stockholder and any subsequent transferee of any such Person being referred to as a "Transferee" of such Stockholder), except in compliance with the Securities Act, applicable state and foreign securities laws and this Agreement; provided that nothing in this Agreement shall prohibit any Required SP Transfer. Any attempt to Transfer any Shares or shares of SS/L Common Stock not in compliance with this Agreement" shall be null and void and the Company shall not, and shall ensure that neither SS/L nor any transfer agent shall, register upon its books any Transfer of Shares or shares of SS/L Common Stock, as the case may be, by a Stockholder to any Person except a Transfer in accordance with this Agreement or a Required SP Transfer.

         Section 2.2. Agreement to be Bound. No Transfer of Shares or shares of SS/L Common Stock (other than Transfers pursuant to a Public Offering, pursuant to Rule 144 Open Market Transactions, to the Company, or a Required
SP Transfer) shall be effective unless (i) the certificates representing such Shares or shares of SS/L Common Stock issued to the Transferee shall bear the legend provided in Section 2.3, if required by such Section, (ii) the Transferee (if not already a party hereto) shall have executed and delivered to each other party hereto, as a condition precedent to such Transfer, an instrument or instruments substantially in the form of Exhibit B hereto or otherwise reasonably satisfactory to such parties confirming that the Transferee agrees to be bound by the terms of this Agreement and (iii) in the case of a Transfer of SS/L Common Stock, the Transferee is a Qualified Third Party.

         Section 2.3. Legend. A copy of this Agreement shall be filed with the Secretary of the Company and the Secretary of SS/L and kept with the records of each of the Company and SS/L. Each of the Stockholders hereby agrees that each outstanding certificate representing Shares or shares of SS/L Common Stock issued to any Stockholder, any certificate for Shares issued in exchange for any similarly legended certificate, or any certificate for SS/L Common Stock issued to a Stockholder in exchange for any similarly legended certificate, shall, unless sold pursuant to a Public Offering or pursuant to a Rule 144 Open Market Transaction, bear a legend reading substantially as follows:

         THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AM MAY BE OFFERED AND SOLD ONLY IF SO REGISTERED OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE. THE SHARES REPRESENTED BY THIS CERTIFICATE ALSO ARE SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE STOCKHOLDERS AGREEMENT OF SS/L (BERMUDA) LTD. DATED AS OF APRIL 22, 1996, COPIES OF WHICH MAY BE OBTAINED FROM THE COMPANY. NO TRANSFER OF SUCH SHARES WILL BE MADE ON THE BOOKS OF THE COMPANY UNLESS ACCOMPANIED BY EVIDENCE OF COMPLIANCE WITH THE TERMS OF SUCH AGREEMENT.

         Section 2.4. Certain Permitted Transfers. None of the restrictions contained in this Agreement with respect to Transfers of Shares or shares of SS/L Common Stock (other than those set forth in Section 2.3, if required by such Section and the requirement of compliance with applicable law) shall apply to any Transfer:

         (i) at any time, by any Stockholder to any of its Permitted Transferees, except for any such Transfer that would result in a requirement to register the Shares or shares of SS/L Common Stock under Section 12(g) of the Securities Exchange Act of 1934, as amended;

         (ii)    at any time, by any Stockholder to the company;

         (iii)   pursuant to a Public Offering;

         (iv) pursuant to Rule 144 Open Market Transactions following an Initial Public Offering; and

         (v) at any time following an Initial Public Offering, of Shares or shares of SS/L Common Stock, as the case may be, acquired in connection with market-making, broker/dealer, investment banking, capital markets or investment management activities in the ordinary course of business.

         Section 2.5. Transfers by Lehman Investors to Third Parties; Rights of First Offer. (a) The Lehman Investors may not Transfer shares of Series S Preferred Stock, or cause the

     Company to Transfer Associated SS/L Shares, prior to October 23, 1993, except as otherwise permitted pursuant to Section 2.4. Commencing on October 23, 1993, the Lehman Investors may Transfer shares of Series S Preferred Stock, or cause the Company to Transfer Associated SS/L Shares, to any Third Party, subject to the provisions, first, of this Section 2.5 and second, to the extent applicable, of Section 2.12.


         (b) Lehman Investors (the "Sellers") desiring to Transfer any shares of Series S Preferred Stock (or to cause the Company to Transfer any underlying Associated SS/L Shares) then owned by such Lehman Investors to any Third Party shall give written notice (a "Sellers' Notice") to Loral Space (i) stating that such Sellers desire to make such Transfer, and (ii) setting forth the number of shares of Series S Preferred Stock (or Associated SS/L Shares) proposed to be Transferred (together, the "Offered Shares") and the cash price per share that such Sellers propose to be paid for such Offered Shares (the "Offer Price") and the other terms and conditions of such Transfer. Each Sellers' Notice shall constitute an irrevocable offer by the Sellers to Loral Space of the Offered Shares at the Offer Price in cash.

         (c) Within 10 days after receipt of a Sellers' Notice, Loral Space may elect to purchase all (but not less than all) of the Offered Shares at the Offer Price in cash by delivery of a notice (a "Buyer's Notice") to the Sellers, with a copy to the Company, stating (i) that Loral Space elects to purchase all of the Offered Shares at the Offer Price in cash, (ii) that such election is irrevocable and (iii) the source of financing for such purchase. Delivery of a Buyer's Notice shall constitute a contract among the Sellers and Loral Space for the sale and purchase of the Offered Shares at the Offer Price in cash and upon the other applicable terms and conditions set forth in the Sellers' Notice.

         (d) If Loral Space fails to elect to purchase all of the Offered Shares within the time period specified in Section 2.5(c), then the Sellers may, within the Relevant Time Period (but subject, in the case of any proposed Transfer of Associated SS/L shares, to Section 2.12), Transfer (or enter into an agreement to Transfer) all or any Offered Shares to one or more Third Parties; provided that if the purchase price per share (the "Reduced Transfer Price") to be paid by any such Third Party for Offered Shares is less than 90% of the Offer Price, the Sellers shall promptly provide written notice (the "Reduced Transfer Price Notice") to Loral Space of such intended Transfer (including the material terms and conditions thereof) and Loral Space shall have the right, exercisable by delivery of a written election notice to the Sellers within five days of receipt of such notice, to purchase such Offered Shares at the Reduced Transfer Price and otherwise in accordance with the terms and conditions of the intended Transfer to such Third Party.

         "Relevant Time Period" shall mean (i) with respect to Series S Preferred Stock, a period of 120 days following the expiration of the time period specified in Section 2.S(c) and (ii) with respect to Associated SS/L Shares, a period of 120 days beginning 45 days after the expiration of the time period specified in Section 2.5(c).

         (e) If Loral Space fails to elect to purchase the Offered Shares at the Offer Price (or, if applicable, the Reduced Transfer Price) in cash and the Seller shall not have Transferred or entered into an agreement to Transfer the Offered Shares to any Transferee prior to the expiration of the 120 day period specified in Section 2.5(d), the rights of first offer under this
Section 2.5 shall again apply, subject to the provisions of Section 2.5(f), in connection with any subsequent Transfer or offer to Transfer shares of Series S Preferred Stock (or Associated SS/L Shares) by such Sellers or, in the case of Associated SS/L Shares, by the Company.

         (f)     If any Lehman Investor shall exercise its rights under this
Section 2.5 by delivery of a Seller's Notice, no Lehman Investor shall be permitted to commence a further first offer procedure under this Section 2.5 until the expiration of one year from the later of the date of (x) such Seller's Notice and (y) the applicable Reduced Transfer Price Notice.

         (g) Shares of Series S Preferred Stock (or Associated SS/L Shares) held by Third Party Transferees (other than the Strategic Participants) of Offered Shares pursuant to this Section 2.5 shall be subject to the provisions of this Section 2.5, but shall not be subject to the provisions of Section 2.8.

         Section 2.6. Public Offering. The Company shall not effect, and shall not permit SS/L to effect, and Loral Space shall not permit the Company or SS/L to effect, any Public Offering unless the holders of at least a majority of the shares of Series S Preferred Stock then held by the Lehman Partnerships shall have given their prior written consent to such Public Offering.

         Section 2.7. Tag-Along Rights. (a) Except for Required SP Transfers, the Company and its Permitted Transferees may not Transfer shares of SS/L Common Stock on or prior to October 23, 1993. Thereafter, if, at any time, the Company or any of its Permitted Transferees proposes to Transfer shares of SS/L Common Stock to any Proposed Purchaser in any transaction or series of related or similar transactions (other than (x) sales pursuant to a Public Offering and (y) Transfers to Permitted Transferees), the Company or any such Permitted Transferee shall afford each of the Lehman Investors the opportunity to participate proportionately in such Transfer in accordance with this Section 2.7.

        (b) Each Lehman Investor, with respect to proposed Transfers described in paragraph (a) above (each, a "Tag-Along Stockholder"), shall have the right to cause the Company to Transfer, at the same price and upon identical terms and conditions as such proposed Transfer, the number of Associated SS/L Shares owned indirectly (by virtue of ownership of Series S Preferred Stock) by such Tag-Along Stockholder equal to (x) the total number of shares of SS/L Common Stock to be Transferred multiplied by (y) a fraction, the numerator of which is the total number of Associated SS/L Shares then owned indirectly by such Tag-Along Stockholder and the denominator of which is the total number of Associated SS/L Shares then owned indirectly by the Lehman Investors plus the total number of shares of SS/L Common Stock then owned by the Company and its Permitted Transferees.

        At the time of any proposed Transfer to a Proposed Purchaser, the Company or such Permitted Transferee (each, a "Transferor") shall give notice to each Tag-Along Stockholder of its right to sell (the "Tag-Along Notice") which notice shall identify the Proposed Purchaser and state the number of shares of SS/L Common Stock proposed to be Transferred, the proposed offering price and any other material terms and conditions of the proposed Transfer. The Tag-Along Notice shall also contain a true and correct copy of any offer to the Transferor by the Proposed Purchaser to purchase such shares of SS/L Common Stock.

        (c) Within 10 days after the date of delivery of a Tag-Along Notice, any of the Tag-Along Stockholders may elect to participate in such Transfer pursuant to the terms and conditions of such Tag-Along Notice by delivery of a notice to the Transferor. Each participating Tag-Along Stockholder shall not be required to make any representations and warranties to any Person in connection with such Transfer except as to good title of the Series S Preferred Stock applicable to the Associated SS/L Shares to be Transferred and as to the existence of such Tag-Along Stockholder and the authority for and the validity and binding effect of any agreements entered into by such Tag-Along Stockholder in connection with such Transfer, and the Tag-Along Stockholders shall not be required to provide any indemnities in connection with such Transfer except for breach of such representations and warranties. Upon consummation of any Transfer of Associated SS/L Shares contemplated by this Section 2.7, the Lehman Investors on whose behalf such Transfer is made shall deliver to the Company the certificates for the shares of Series S Preferred Stock corresponding to the Associated SS/L Shares Transferred against delivery to such Lehman Investors of the proceeds of any such Transfer in accordance with Schedule I to the Company's By-Laws.

        Section 2.8. Rights to Compel Sale. (a) If at any time on or after October 23, 1993, the Company shall receive a written offer from a Third Party to acquire for cash all shares of SS/L Common Stock then held by the Company and its Permitted Transferees (each, a "Compelled Sale Transfer Offer"), the

Company shall have the right, exercisable as set forth below, but subject to
Section 2.8(c) hereof, to require each of the Lehman Investors to permit the Company to sell all Associated SS/L Shares then held indirectly (by virtue of their ownership of Series S Preferred Stock) by such Lehman Investors to the Third Party, and the Lehman Investors shall permit the Company to sell such Associated SS/L Shares on the same terms and conditions and for the same consideration as the Company and its Permitted Transferees sell its or their shares of SS/L Common Stock; provided, that the per share purchase price payable for Associated SS/L Shares (except for the purchase price payable in any sale to a Strategic Participant pursuant to Section 2.7 of the SP Stockholders Agreement) shall in no event be less than $116,667 (as adjusted to reflect any stock dividend, stock split or similar event) compounded at a rate of 15% per annum from August 14, 1992 (in the case of the Associated SS/L Shares underlying 627.3 shares of Series S Preferred Stock) and from December 18, 1992 (in the case of the Associated SS/L Shares underlying 104.55 shares of Series S Preferred Stock) to and including the date of purchase by such Third Party; and provided, further, that no Lehman Investor shall be required to permit the Company to sell any Associated SS/L Shares to any such Third Party if such Lehman Investor shall determine in good faith that such sale could constitute a violation of applicable law or regulation or otherwise subject such Lehman Investor to any material liability.

         (b) (i) The Company shall exercise its rights pursuant to Section 2.8(a) hereof by delivery of written notice (the "Compelled Sale Transfer Notice") to each Lehman Investor setting forth the consideration per share to be paid by the Third Party and attaching a copy of the Compelled Sale Transfer Offer.

                 (ii) Promptly after the consummation of the sale of SS/L Common Stock (including Associated SS/L Shares) pursuant to this
         Section 2.8, Loral Space shall give notice thereof to the Lehman Investors and shall furnish such other evidence of the completion and time of completion of such sale and the terms thereof as may be reasonably requested by such Lehman Investors. Upon consummation of any Transfer of Associated SS/L Shares contemplated by this Section 2.8, the Lehman Investors on whose behalf such Transfer is made shall deliver to the Company the certificates for the shares of Series S Preferred Stock corresponding to the Associated SS/L Shares Transferred against delivery to such Lehman Investors of the proceeds of any such Transfer in accordance with Schedule I to the Company's By-Laws.

         (c) Notwithstanding the foregoing provisions of this Section 2.8, no Lehman Investor which is a trust under an employee benefit plan or whose holding of Series S Preferred Stock or indirect holding of Associated SS/L Shares constitutes plan assets subject to ERISA (an "ERISA Stockholder") shall be obligated to permit the Company to sell any Associated SS/L Shares pursuant to this Section 2.8 if such ERISA Stockholder determines in good faith, upon advice of counsel, that such sale could constitute a prohibited or a party-in-interest transaction or would otherwise contravene ERISA and gives the Company notice thereof within 20 days after receiving a Compelled Sale Transfer Notice. Notwithstanding the foregoing provisions of this Section 2.8(c), such ERISA Stockholder shall, if requested by the Company, use reasonable efforts to obtain an appropriate exemption from any such ERISA restriction, and the Company and such ERISA Stockholder shall cooperate with each other in seeking to obtain such exemption; provided that none of them shall be required to take any action which it determines in good faith to be contrary to its best interests or would otherwise require the incurrence of material liability or expense.

         Section 2.9. Put Option. (a) Commencing on the earlier of (i) a Change of Control, (ii) January 1, 1998, (iii) any election by any Strategic Participant to exercise its rights under Section 2.7 of the SP Stockholders Agreement as in effect on the date hereof as a result of the acquisition by Lockheed Martin Corporation of Loral pursuant to the Agreement and Plan of Merger dated as of January 7, 1996 among Loral, Lockheed Martin Corporation and LAC Acquisition Corporation, (iv) any amendment of the SP Stockholders Agreement that results in an adverse effect on the rights of the Lehman Investors that is disproportionate to any adverse effect on the interests of Loral Space resulting therefrom and (v) any event in which any Strategic Participant has the right, under the SP Stockholders Agreement, as the same may be amended from time to time, to cause SS/L or an Affiliate of SS/L to purchase the shares of SS/L Common Stock then held by such Strategic Participant, the Lehman Investors shall have the option, upon written notice to Loral Space (a "Put Notice") to require Loral Space to purchase (the "Put Option") all (but not less than all) of the shares of Series S Preferred Stock then held by the Lehman Investors at a purchase price per share in cash equal to SS/L Appraised Value.

         (b) SS/L Appraised Value shall mean the fair market value, as of the date of the Put Notice, of the SS/L Common Stock, which value shall be determined as if SS/L and its interest in its Subsidiaries were to be sold in their entirety with a reasonable amount of time available to negotiate and consummate such sale; provided that such valuation shall exclude the effect of
(i) the event or action giving rise to the Put Notice, (ii) payment by SS/L or its Subsidiaries of any management fees to Loral Space (or any of its Affiliates) pursuant to the SP Stockholders Agreement or otherwise, (iii) any payment by SS/L or any of its Subsidiaries to Loral Space or any of its Affiliates in respect of corporate overhead in excess of the amounts paid by SS/L to Loral Space in accordance with Section 4.5(a) of the SP Stockholders Agreement, (iv) any contingent liabilities of SS/L or any Subsidiary of SS/L (determined in accordance with the Letter Agreement dated October 23, 1990 among LAH, LAC, SS/L, Loral and the Lehman Partnerships, as amended), (v) any payment by SS/L to Loral pursuant to the final sentence of Section 3.2(b)(ii) of the SP Stockholders Agreement, (vi) any obligations of SS/L under Section 2.7 of the SP Stockholders Agreement and (vii) any restrictions, among other things, on the transfer or voting of SS/L Common Stock set forth in this Agreement or the SP Stockholders Agreement.

         SS/L Appraised Value shall be determined on the basis of the accounting methods, practices and policies of SS/L as in effect on October 23, 1990, except for any change after such date required by reason of a concurrent change in generally accepted accounting principles.

         (c) Subject to the next succeeding sentence, SS/L Appraised Value shall be determined jointly by LBH or a Subsidiary of LBH and a nationally recognized investment bank selected by Loral Space within two days of delivery of the Put Notice (the "First Investment Bank"). If LBH or such Subsidiary of LBH and the First investment Bank fail to agree on an SS/L Appraised Value within 15 days of delivery of the Put Notice, SS/L Appraised Value shall be determined by such nationally recognized investment bank as the Lehman Investors and Loral Space shall select jointly within 20 days of delivery of the Put Notice (the "Alternative Investment Bank"), provided that SS/L Appraised Value as determined by the Alternative Investment Bank shall be not greater than the highest SS/L Appraised Value determined by LBH or such Subsidiary of LBH and not less than the lowest SS/L Appraised Value determined by the First Investment Bank. Loral Space and the Lehman Investors shall use their best efforts to cause the determination of SS/L Appraised Value by the Alternative Investment Bank to be completed within 30 days of delivery of the Put Notice.

         (d) The Company shall cause SS/L to cooperate with LBH or such Subsidiary of LBH, the First Investment Bank and any Alternative Investment Bank in connection with the determination of SS/L Appraised Value and to give LBH or such Subsidiary of LBH, the First Investment Bank and any Alternative Investment Bank access to the books, records and personnel of SS/L and its Subsidiaries (including all historical and projected financial and operating information reasonably necessary to determine Appraised Value) and the Company shall pay all fees and expenses of LBH (or such Subsidiary), the First Investment Bank and any Alternative Investment Bank incurred in connection with the determination of SS/L Appraised Value.

         (e) Within 5 days following a Change of Control, Loral Space shall provide a notice to each Lehman Investor stating:

         (i) that a Change of Control has occurred and that such Stockholder has the right to require Loral Space to purchase such Stockholder's Series S Preferred Stock at SS/L Appraised Value; and

         (ii) the circumstance and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization of Loral Space, the Company or SS/L, as the case may be, after giving effect to such Change of Control).

The Lehman Investors may elect to exercise their rights under this Section 2.9 by delivery of a Put Notice to Loral Space at any time following a Change of Control or January 1, 1998, or the occurrence of the events described in clauses
(iii), (iv) or (v) of Section 2.9(a) as the case may be, provided that such right to deliver a Put Notice in respect of a Change of Control shall expire 60 days after receipt by the Lehman Investors of notice of such Change of Control pursuant to this Section 2.9(e).

         (f) In addition to the right to require Loral Space to purchase all shares of Series S Preferred Stock then held by the Lehman Investors in accordance with the terms of this Section 2.9, the Put Option shall entitle the Lehman Investors to require Loral Space to purchase all other securities and assets (other than cash) distributed to the Lehman Investors in respect of the Associated SS/L Shares held (indirectly) by the Lehman Investors at the then fair market value of such other securities or assets. The fair market value of securities of SS/L shall be determined in accordance with the procedures set forth in Sections 2.9(b), (c) and (d), and the fair market value of any other property or assets shall be determined in accordance with the procedures set forth in Sections 2.9(c) and (d).

         (g) In the event that Loral Space does not consummate the purchase of the Lehman Investors' Series S Preferred Stock in accordance with this
Section 2.9 and Article III, the Lehman Investors may (i) Transfer their Series S Preferred Stock (and cause the Company to transfer any underlying Associated SS/L Shares) to one or more Third Parties (or Qualified Third Parties, in the case of any Transfer of Associated SS/L Shares) without regard to any of the restrictions contained in this Agreement with respect to Transfers of Series S Preferred Stock or (except for the restrictions in Section 2.12) Associated SS/L Shares and (ii) require each of the remaining Stockholders (the "Remaining Holders") to sell (subject to Section 2.12) all shares of SS/L Common Stock then held by such Remaining Holders to such Third Party or Qualified Third Party, as the case may be, and the Remaining Holders shall sell such shares of SS/L Common Stock on the same terms and conditions and for the same consideration as the Lehman Investors sell their shares of Series S Preferred Stock or the Company shall sell the underlying Associated SS/L Shares, as the case may be. The Lehman Investors shall exercise their rights pursuant to this Section 2.9(g)(ii) by delivery of written notice (the "Other Compelled Sale Notice") to each Remaining Holder setting forth the consideration per share to be paid by the Third Party or Third Parties and attaching a copy of any written offer received by the Lehman Investors in respect of such proposed sale. Promptly after the consummation of the sale of the shares of SS/L Common Stock pursuant to this Section 2.9(g)(ii), the Lehman Investors shall give notice thereof to the Remaining Holders, shall remit to each of the Remaining Holders the total sales price of the shares of SS/L Common Stock of such Remaining Holders sold pursuant thereto, and shall furnish such other evidence of the completion and time of completion of such sale and the terms thereof as may be reasonably requested by such Remaining Holders. The Lehman Investors acknowledge and agree that their rights under this Section 2.9(g) are their sole and exclusive rights, and that they shall not have any further or other rights or remedies, in the event that Loral Space does not consummate the purchase of the Lehman Investors' Series S Preferred Stock in accordance with this Section 2.9 and Article III.


         Section 2.10. Special Put Option. If (a) any of the Lehman Investors, the Company, Loral Space or SS/L receives notification from a representative of the Department of Defense or any other U.S. government department, agency or authority that the ownership of Shares by one or more of the Lehman Investors or the terms and provisions of this Agreement or the Charter Documents (i) causes the Company or SS/L to be under impermissible foreign ownership, control or influence within the meaning of Section 721 of Title VII of the Defense Production Act of 1950, as amended by Section 5021 of the Omnibus Trade and Competitiveness Act of 1988 ("FOCI") or (ii) materially adversely affects the ability of SS/L to maintain or obtain Department of Defense or other U.S. government department, agency or authority security clearances of the level held by SS/L on the date hereof or which are necessary or desirable for SS/L to perform and to bid competitively on U.S. government contracts and to participate in joint ventures formed to bid on or perform U.S. government contracts of the type SS/L is eligible to bid on or participate in, respectively, on the date hereof (any of the matters described in this clause
(ii) being referred to as "Adverse Clearance Status"), and such FOCI or Adverse Clearance Status is not a result of a change in (A) the ownership of LBH or the Lehman Investors from the ownership thereof as it exists as of the date hereof (other than as a result of a public offering of equity securities of LBH or any of its Affiliates) or (B) applicable law, regulations and decrees as in effect as of the date hereof, the Lehman Investors may at any time, upon delivery of a written notice (a "Special Put Notice") to Loral Space, require Loral Space to purchase such portion of the Series S Preferred Stock then held by the Lehman Investors required to eliminate such FOCI or Adverse Clearance Status at a purchase price equal to the greater of (x) SS/L Appraised Value, as determined pursuant to the procedures set forth in Section 2.9 (except that references to "Put Notice" in Section 2.9 shall be deemed to be references to "Special Put Notice") and (y) $116,667 per share (as adjusted to reflect any stock dividend, stock split or similar event) compounded at a rate of 15% per annum from August 14, 1992 (in the case of the Associated SS/L Shares underlying 627.3 shares of Series S Preferred Stock) and from

December 18, 1992 (in the case of the Associated SS/L Shares underlying 104.55 shares of Series S Preferred Stock) to and including the date of purchase by Loral Space, provided, that prior to delivery of any Special Put Notice the Lehman Investors shall have complied with Section 4.3 hereof. The provisions of Section 2.9(f) shall apply to Loral Space upon the delivery of a Special Put Notice to the same extent as they apply upon the delivery of a Put Notice.

         Section 2.11. Offering Memorandum. The Company will cooperate (and will cause SS/L to cooperate) with the Lehman Investors and make available on a timely basis, subject to appropriate confidentiality agreements, such information as the Lehman Investors may reasonably request to facilitate the Transfer of shares of Series S Preferred Stock or Associated SS/L Shares, as the case may be, to Third Parties pursuant to Section 2.5 hereof, including, in the case of any Transfer of Series S Preferred Stock or Associated SS/L Shares representing at least 5% of the issued and outstanding shares of SS/L Common Stock, (i) prompt preparation of an offering memorandum relating to the shares of Series S Preferred Stock or Associated SS/L Shares, as the case may be, the Company and SS/L that contains such information as is required by the Securities Act and other applicable laws and such other information reasonably requested by the Lehman Investors, and (ii) making available to any proposed purchaser of such Series S Preferred Stock or Associated SS/L Shares reasonable access to management of the Company, SS/L and their Subsidiaries. The Company shall represent and warrant to the selling Lehman Investors and any purchaser of such shares of Series S Preferred Stock or Associated SS/L Shares that the information provided by the Company or SS/L in connection with such sale (including the information in the offering memorandum) does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and shall indemnify each of the selling Lehman investors, the purchaser and their representatives and agents from and against any loss, claim, damage, liability or expense incurred by any of them as a result of any breach of such representation and warranty.

         Section 2.12. SP Stockholders Agreement. (a) The Lehman Investors acknowledge that Transfers by the Company of SS/L Common Stock are subject to the satisfaction of the provisions of Section 2.6 of the SP Stockholders Agreement, as such provisions are in effect on the date hereof, and that all shares of SS/L Common Stock, including without limitation the Associated SS/L Shares, are subject to all provisions of the SP Stockholders Agreement as in effect on the date hereof.

         (b) In the event that the Lehman Investors elect to cause the Company to Transfer Associated SS/L Shares in accordance with the terms of this Agreement, Loral Space and the Company agree to take all action necessary or appropriate

(including, without limitation, delivery of required notices to the Strategic Participants) to permit the Company to sell Associated SS/L Shares on behalf of the Lehman Investors (if the Lehman Investors request that any such Shares be sold) in accordance with the terms of the SP Stockholders Agreement.

                                  ARTICLE III.

                                    CLOSING

         Section 3.1. Closing. In connection with any purchase or sale of Series S Preferred Stock or Associated SS/L Shares pursuant to Article II involving any Stockholders and Loral Space, the parties to such transaction shall mutually determine a closing date (the "Transfer Closing Date") which, subject to any applicable regulatory waiting periods and except as otherwise provided in Article II, shall not be more than 15 days after the last notice is given with respect to such purchase or after the expiration of the last notice period applicable to such purchase. The closing shall be held at 10:00 a.m., local Lime, on the Transfer Closing Date at the principal office of the Company, or at such other time or place as the parties mutually agree.

         Section 3.2. Deliveries at Closing; Method of Payment of Purchase Price. On the Transfer Closing Date, each selling Stockholder shall deliver
(i) if shares of Series S Preferred Stock are to be sold, certificates representing such shares of Series S Preferred Stock being sold, free and clear of any lien, claim or encumbrance, and (ii) if shares of Series S Preferred Stock or SS/L Common Stock are to be sold, such other documents, including evidence of ownership and authority, as the purchasers may reasonably request. The purchase price shall be paid by wire transfer of immediately available funds no later than 2:00 P.M. on the Transfer Closing Date.

                                  ARTICLE IV.

                       ADDITIONAL RIGHTS AND OBLIGATIONS
                        OF STOCKHOLDERS AND THE COMPANY

         Section 4.1. Investment Banking Services. The Company agrees to retain or employ, and to cause each of its Subsidiaries (other than SS/L and its Subsidiaries) to retain or employ, Lehman Brothers Inc. or one of its Affiliates as exclusive financial advisor or investment banker in connection with any financial, capital markets or acquisition or divestiture activities with respect to which the Company or any Subsidiary (other than SS/L and its Subsidiaries) determines to retain or employ a financial advisor or investment banker, in accordance with Lehman Brothers Inc.'s or such Affiliate's customary compensation and on other customary terms and conditions, so long as the Lehman Investors own Series S Preferred stock representing 10% or more of the outstanding shares of SS/L Common Stock.

         Section 4.2. Furnishing of Information. The Company agrees with each Lehman Partnership that for so long as such Lehman Partnership shall hold any Shares the Company will cause SS/L to deliver to each Lehman Partnership:

         (a) within 45 days after the close of each quarterly accounting period ending after the date hereof, the consolidated balance sheet of SS/L as at the end of such quarterly period and the related consolidated statements of income, shareholders' equity and cash flow for such quarterly period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and in each case setting forth comparative figures for the related periods in the prior fiscal year, all of which shall be certified by the chief financial officer of SS/L to have been prepared in accordance with generally accepted accounting principles (but not including footnotes), subject to year-end audit adjustments;

         (b) within 30 days after the close of each semiannual accounting period ending after the date hereof, a report certified by an executive officer of SS/L setting forth in reasonable detail a description of each cooperative or joint program with a value in excess of $5 million entered into by SS/L or any Subsidiary of SS/L with Loral Space or any Affiliate thereof;

         (c) within 90 days after the close of each fiscal year of SS/L, the consolidated balance sheet of SS/L as of the end of such fiscal year and the related consolidated statements of income, shareholders' equity and cash flow for such fiscal year, in each case setting forth comparative figures for the preceding fiscal year, and certified by independent certified public accountants of recognized national standing;

         (d) no later than five days after transmission thereof, copies of all financial statements, proxy statements, notices and reports as SS/L shall send to its debt or equity holders and copies of all registration statements (without exhibits), other than on Form S-8 or any similar successor form, and all reports which SS/L files with the Commission; and

         (e) from time to time, such other information or documents (financial or otherwise) with respect to SS/L as any Stockholder may reasonably request.

         Section 4.3. Regulatory Compliance. (a) If any of the circumstances described in Section 2.10 occur and would (x) cause the Company or SS/L or their respective Subsidiaries to be under FOCI or (y) result in Adverse Clearance Status and such FOCI and Adverse Clearance Status, if any, may be eliminated to the complete satisfaction of all applicable U.S. government departments, agencies or authorities by the adoption by the applicable Lehman Investors or the Board of Directors of the Company or SS/L, as the case may be, of governance procedures or board resolutions insulating the Company or SS/L, as the case may be, from impermissible control or influence of either or both of Offshore Investment or Offshore Japan, then the Lehman Investors or the Board of Directors of the Company or SS/L shall adopt such procedures or board resolutions, provided that such procedures and/or board resolutions do not contravene and are consistent with applicable law and, in the sole reasonable judgment of the Lehman Investors, do not contravene and are consistent with the agreements governing the Lehman Investors, and provided, further, that such procedures and/or board resolutions, in the sole judgment of the Lehman Investors, do not materially alter the governance and other rights (whether exercised directly or in accordance with such procedures) of the Lehman Investors contained in this Agreement and the Charter Documents and any other agreements or documents relating thereto.

         (b) If such FOCI and Adverse Clearance Status, if any, are not eliminated following compliance with paragraph (a) above, and such FOCI and Adverse Clearance Status, if any, may be eliminated by a Transfer of Shares held by one or more Lehman Investors to other Lehman Investors, the Lehman Investors shall use their reasonable efforts to effectuate such Transfer, provided that any such Transfer shall not contravene, and is made in compliance with, the agreements and investment guidelines governing the applicable Lehman Investors.

         Section 4.4. Capital Contributions. (a) If the Company, Loral Space or any Affiliate (excluding SS/L) of either intends to purchase (whether pursuant to a rights offering or otherwise) any equity securities of SS/L (or rights to acquire equity securities of SS/L or securities convertible into or exchangeable for equity securities of SS/L), the Company or Loral Space shall provide written notice of such determination to the Lehman Investors no later than the earlier of (i) the date that the Company, Loral Space or any such Affiliates determines that it intends to effect such a purchase and (ii) 5 days prior to the expected closing date of such purchase (which notice shall provide the Lehman Investors with a description of all material terms of such transaction, shall indicate the expected closing date for such transaction (the "Funding Date") and shall be accompanied by copies of all documentation related to such transaction) and shall permit the Lehman Investors to participate in such transaction (through the purchase of additional shares of Series S Preferred Stock) on the same terms on a pro rata basis based on direct and indirect (by virtue of ownership of Series S Preferred Stock) percentage ownership interests in SS/L Common Stock then outstanding. The Lehman Investors shall notify the Company no later than two days prior to the Funding Date of their decision as to participation in the transaction, which determination shall be binding and irrevocable; provided that the Lehman Investors shall not be obligated to effect any such transaction if the actual terms of such transaction differ in any material respect from those set forth in the notice relating thereto provided to the Lehman Investors pursuant to this section 4.4 (a). The Lehman Investors shall be notified promptly in the event of any material change in the terms of the proposed transaction from those set forth in such notice, regardless of whether the Lehman Investors elect to participate in such transaction. In the event of such a material change, the Lehman Investors shall have an additional two days to determine whether they desire to participate (on the terms set forth in this Section 4.4(a)) in the transaction (as so modified), and any closing of such transaction shall not occur until the end of such two-day period. If the Lehman Investors elect to participate in any such transaction, they shall also be provided with copies of all drafts of documentation for such transaction as promptly as is possible after such drafts are prepared. In no event shall any of the Lehman Investors be obligated to make any capital contribution, extend any loan or make any other financial accommodation to SS/L or any of its Affiliates except as otherwise contemplated by Section 4 of the Transaction Agreement.

         (b) In the event that the Company, Loral Space or any Affiliate of either intends to purchase any equity securities of SS/L (or rights to acquire equity securities of SS/L or securities convertible into or exchangeable for equity securities of SS/L) from SS/L (whether pursuant to a rights offering or otherwise) and the Lehman Investors determine not to participate in such transaction, LBH (or a Subsidiary of LBH) shall determine (not less than two days prior to the Funding Date for such transaction) in good faith (on the basis of information then available to the Lehman Partnerships) whether the terms of such transaction are materially less favorable to SS/L than could reasonably be expected to have been obtained in a transaction (other than a rights offering) between SS/L and a Third Party which is not an Affiliate of the Company, Loral Space or SS/L (an "Unaffiliated Transaction"). If LBH (or such Subsidiary) determines in good faith that the proposed transaction includes terms that are materially less favorable to SS/L than could reasonably be expected to have been obtained in an Unaffiliated Transaction, (i) LBH shall so notify the Company in writing, (ii) Loral Space, the Company and the Lehman Investors shall cause the SS/L Appraised Value of the securities to be issued to the Company or Loral Space (or the relevant Affiliate) to be determined as promptly as is practicable, (iii) Loral Space and the Company shall cause the closing of such proposed transaction to be delayed until such SS/L Appraised Value is determined and (iv) Loral Space and the Company shall permit such transaction to be effected only if it is structured in a manner such that the securities to be purchased in such transaction are purchased at a price at least equal to their SS/L Appraised Value; provided that if the Board of Directors of Loral Space certifies in writing to the Lehman Partnerships that
(A) delay in effecting the proposed transaction until SS/L Appraised Value may be determined would have a material adverse effect on SS/L's business and (B) SS/L is prohibited under loan documents then in effect from borrowing any portion of the funds which would be provided in the proposed transaction, the proposed transaction may be effected prior to the determination of SS/L Appraised Value; provided further that the entity purchasing securities in such transaction shall pay to SS/L an amount equal to the excess of SS/L Appraised Value over the original purchase price promptly, but in no event more than five days, after the determination of SS/L Appraised Value. SS/L Appraised Value shall be determined in accordance with the procedures set forth in Section 2.9; provided that the references to "Put Notice" in Section 2.9 shall be deemed to refer to the written notice specified in clause (i) above.

         (c) The Lehman Investors acknowledge that their indirect percentage ownership Interest in SS/L may be reduced relative to that of Loral Space, the Company and their Affiliates as a result of any determination by the Lehman Investors not to participate in a capital contribution.

                                   ARTICLE V.

                               CERTAIN AGREEMENTS

         Section 5.1. Charter and By-laws. (a) The company has heretofore delivered to the Lehman Partnerships true and correct copies of (i) the Memorandum of Association and By-Laws of the Company and the Certificate of Incorporation and By-Laws of SS/L in the form in which they are in effect on the date hereof (the "Charter Documents"), and (ii) the SP Stockholders Agreement, in the form in which it is in effect on the date hereof.

         (b) Loral Space will cause the Company to act in accordance with its Charter Documents, and the Company will cause SS/L to act in accordance with its Charter Documents, as amended from time to time, and the SP Stockholders Agreement.

         Section 5.2. Corporate Actions. Loral Space and the Company shall comply with Sections 5.3 and 5.4 with respect to the occurrence of any of the following events (each, a "Material Action"):

                 (i) any merger or consolidation of SS/L with or into any other Person or any recapitalization or other reorganization of SS/L, other than any such transaction involving the issuance to any Person of securities having a value of less than $75 million in which SS/L is the surviving entity;

                 (ii) any sale, lease, exchange, transfer, pledge, contribution to a joint venture or other disposition of assets of SS/L, the fair market value of which is greater than $50 million;

                 (iii) any acquisition by SS/L of stock or assets (whether by means of a stock purchase, asset purchase or otherwise) having a fair market value greater than $75 million;

                 (iv) (A) any Public Offering by SS/L, or (B) any other issuance or sale by SS/L of capital stock or securities convertible into, exchangeable for or otherwise granting the right to acquire capital stock (including options, warrants and other rights) as a result of which Persons other than the Company, Loral Space, the Lehman Investors and the Strategic Participants own or have the right to acquire 25% or more of the outstanding capital stock (on a fully diluted basis) of SS/L;

                 (v) any repurchase of capital stock or securities convertible into, exchangeable for or otherwise granting the right to acquire capital stock of SS/L (including options, warrants and other rights), other than any repurchase pursuant to the provisions of the SP Stockholders Agreement or any repurchase the fair market value of which is less than $35 million, and any payment of any dividend or other distribution on any capital stock, of SS/L the fair market value of which is in excess of $35 million;

                 (vi) any amendment of any Charter Document of SS/L or the SP Stockholders Agreement or similar governing documents of SS/L that would adversely affect the Lehman Investors;

                 (vii) any incurrence (including by guarantee or assumption) by SS/L of indebtedness in excess of $50 million in the aggregate, other than the refinancing of existing loans, or the refinancing of existing loans in excess of $150 million on terms materially less favorable to SS/L than those included in the loan being refinanced;

                 (viii) any material transaction between SS/L and Loral Space, the Company or any Affiliate of Loral Space or the Company on terms that are less than favorable to SS/L than could have been obtained had such transaction been effected between SS/L and a Person which was not an Affiliate of the Company or Loral Space;

                 (ix) the taking of any corporate action by the Company or SS/L or any of its Subsidiaries for the (A) commencement of a voluntary case under any applicable bankruptcy, insolvency or similar law now or hereafter in effect, (B) consent to the entry of any order for relief in an involuntary case under any such law, (C) consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of SS/L or any of its Subsidiaries or of any substantial part of the property of SS/L or any of its Subsidiaries or (D) making by SS/L or any of its

         Subsidiaries of a general assignment for the benefit of creditors;

                 (x) (A) Bernard Schwartz ceases to be chief executive officer of SS/L and within 6 months thereafter a permanent replacement chief executive officer reasonably satisfactory to the Lehman Investors shall not have been appointed and (B) the temporary chief executive officer of SS/L (if any) at the time a Material Action Put Notice (as defined below) is delivered in respect of the matters referred to in this Section 5.3(x) is not reasonably satisfactory to the Lehman Investors (it being understood that Frank C. Lanza, Michael
         B. Targoff, Robert E. Berry and James W. Reynolds will be considered reasonably satisfactory temporary chief executive officers of SS/L, provided that the appointment of any such Person to such position is not opposed by any Strategic Participant);

                 (xi) designees of the Company or Loral Space no longer constitute a majority of the Board of Directors of SS/L;

                 (xii) the Company or Loral Space is in breach of any of its material obligations under this Agreement; and

                 (xiii) the SP Stockholders Agreement shall have terminated and Loral Space is not entitled, directly or indirectly, to appoint a majority of the members of the Board of Directors of SS/L.

         Section 5.3. Notice.  If the Company or Loral Space shall at any time
(i) have knowledge of any facts that could give rise to the taking or occurrence of any Material Action, the Company or Loral Space, as the case may be, shall promptly inform the Lehman Investors in writing of such facts, and (ii) desire to take any Material Action, the Company or Loral Space, as the case may be, shall provide to the Lehman Investors reasonable prior written notice (a
"Notice of Proposed Action") of such proposed Material Action. The Company shall also cause SS/L to deliver a Notice of Proposed Action to the Lehman Investors promptly after SS/L has knowledge of any facts referred to in clause
(i) or desires to take any Material Action. Such Notice of Proposed Action shall contain (i) a detailed description of such proposed Material Action and the reasons therefor and any business or financial analysis related thereto (including specific reference to the clause of Section 5.2 of this Agreement applicable to such proposed Material Action) and (ii) the proposed time for the taking of such Material Action. Upon the occurrence of any Material Action referred to in Sections 5.2(x), (xi), (xii) or (xiii), the Company shall cause SS/L to promptly provide the Lehman Investors with written notice of such event (a "Notice of Material Event"), which notice shall include a detailed description of such event.

         Section 5.4. Material Action Put Option.  (a) If the Lehman Investors
(i) deem inadvisable, in their sole discretion, the taking of any proposed Material Action described in any Notice of Proposed Action or (ii) deem adverse to their interests, in their sole discretion, any occurrence referred to in a Notice of Material Event, the Lehman Investors shall have the option, upon written notice to Loral Space (a "Material Action Put Notice"), given to Loral Space within 30 days after delivery to Lehman Investors of the Notice of Proposed Action or the Notice of Material Event, as the case may be, to require Loral Space to purchase the Series S Preferred Stock then held by Lehman Investors at a per share purchase price equal to the greater of (x) SS/L Appraised Value, determined pursuant to the procedures set forth in Section 2.9 (except that references to "Put Notice" in Section 2.9 shall be deemed to be references to "Material Action Put Notice") and (y) $116,667 (as adjusted from time to time to reflect any stock dividend, stock split or similar event) compounded at a rate of 15% per annum from August 14, 1992 (in the case of the Associated SS/L Shares underlying 627.3 shares of Series S Preferred Stock) and from December 18, 1992 (in the case of the Associated SS/L Shares underlying
104.55 shares of Series S Preferred Stock) to and including the date of purchase by Loral Space.

         (b) The closing for the purchase and sale transaction contemplated by the Material Action Put Notice shall be ten Business Days after the receipt thereof by Loral Space.

         (c) On the closing date, the Lehman Investors shall deliver (i) certificates representing the Series S Preferred Stock being sold free and clear of any lien, claim or encumbrance, and (ii) such other documents, including evidence of ownership and authority, as Loral Space may reasonably request. The purchase price shall be paid by wire transfer of immediately available funds no later than 2:00 P.M. on the closing date.

         (d) The provisions of Section 2.9(f) shall apply to Loral Space upon the delivery of a Material Action Put Notice to the same extent as they apply upon the delivery of a Put Notice.

         Section 5.5. SS/L Information. (a) Loral Space or the Company, as the case may be, shall deliver to the Lehman Investors, within one Business Day after receipt by Loral Space or the Company, as the case may be, copies of all notices, requests and communications delivered to Loral Space or the Company, as the case may be, in connection with the Subscription Agreement dated March 28, 1991 among Loral, LAH, SS/L and the Strategic Participants, as the same may be amended from time to time, and any exhibits thereto (including the SP Stockholders Agreement).

         (b) Loral Space or the Company, as the case may be, shall deliver to the Lehman Investors, within one Business Day after receipt by any nominee of Loral Space or the Company, at the case may be, to the Board of Directors of SS/L a copy of each amended and updated Strategic Plan (as defined in the SP Stockholders Agreement) of SS/L prepared in accordance with the SP Stockholders Agreement.

         (c)     The Company shall cause SS/L to provide the Lehman
Partnerships (or LBH or an Affiliate of LBH on such Partnerships' behalf) with bi-monthly briefings by appropriate executive personnel of SS/L with respect to the business, results of operations and prospects of SS/L and its Subsidiaries; provided that this Section 5.5(c) shall not obligate the Company to require
SS/L to disclose to the Lehman Partnerships (or LBH or an Affiliate of LBH on such Partnerships' behalf) material non-public information with respect to SS/L. Such briefings shall take place as promptly as is practicable after receipt by the Company of a written or oral request from LBH or any affiliate of LBH for such a briefing. The first briefing shall occur in November 1992.

         Section 5.6. Loral Space Guarantee. (a) Loral Space hereby guarantees the due and punctual payment and performance of all of the obligations of the Company under Schedule I to the Company's By-Laws (including, without limitation, the due and punctual payment and performance of all of the obligations of the Company to make payments and other distributions to the holders of Series S Preferred Stock as set forth in Schedule I to the Company's By-Laws). For purposes of the foregoing, the Company's obligations under
Schedule I to the Company's By-Laws shall be determined without regard to whether or not the Company has available sufficient capital or surplus to honor such obligations and without regard to any other legal, contractual or other restriction on the ability of the Company to honor such obligations.

         (b)     Any amount required to be paid by Loral Space pursuant to this
Section 5.6 shall be payable in the form of Loral Space common stock. The Loral Space common stock to be issued shall be deemed to have a value equal to
(i) the average closing sale price for such common stock on the New York Stock Exchange (or such other national securities exchange or over-the-counter market as then constitutes the principal domestic trading market for Loral Space common stock) during the 10 trading days preceding the payment of such amount minus (ii) the costs that a seller of such Loral Space common stock could reasonably be expected to incur in connection with the sale of such stock (other than pursuant to a Public Offering) on the date of payment (whether or not such common stock is, in fact, sold).

         Section 5.7. Tax Indemnity. (a) Loral Space hereby indemnifies and agrees to hold the Lehman Partnerships and all general and limited partners thereof (the Lehman Partnerships and such partners, collectively, the "Lehman Indemnitees") harmless from any Tax, together with all reasonable costs and expenses (including, without limitation, reasonable attorney's fees) incurred in connection therewith or resulting therefrom, that (1) results from a failure of the August 1992 Exchange to qualify as a reorganization within the meaning of Section 368(a)(1)(B) of the Code by reason of the grant, exercise or performance by any party to the 1992 Lehman Stockholders Agreement of any right or any action in accordance with Section 5.06 or Section 5.07 of such Agreement, or (2) is imposed on any of the Lehman Indemnitees at any time as a result of or in connection with the Exchange Transaction, the ownership of the Series S Preferred Stock or the LAH Series S Preferred Stock, any receipt of Associated SS/L Shares, any Transfer of Associated SS/L Shares, any distribution by SS/L of cash or other property in respect of SS/L Common Stock or any other transaction involving Series S Preferred Stock, LAH Series S Preferred Stock or Associated SS/L Shares, which Tax would not have been payable if (i) the November 1992 Exchange had been treated for Tax purposes as a redemption of Class B Common Stock of LAH for SS/L Common Stock, (ii) during the period from the November 1992 Exchange through the Exchange Transaction, the Lehman Partnerships had been treated as owners of SS/L Common Stock for Tax purposes, and (iii) following the Exchange Transaction, the Lehman Partnerships had continued to be treated as owners of SS/L Common Stock for Tax purposes. For the avoidance of doubt, Taxes subject to indemnity under this Section 5.7(a) include, without limitation, (i) any gain recognized under Section 1001 of the Code by reason of the treatment of the Exchange Transaction as a "sale or exchange" thereunder, (ii) any Tax resulting from the treatment of the Company as a controlled foreign corporation or passive foreign investment company within the meaning of Sections 957 and 1296 of the Code, respectively, for United States federal income tax purposes, and (iii) any withholding taxes, whether imposed pursuant to any law in effect prior to the Exchange Transaction or otherwise, imposed by Bermuda on dividends received by the Lehman Partnerships in respect of the Series S Preferred Stock or imposed by a United States Taxing Authority on dividends received by the Company in respect of the Associated SS/L Shares. The Lehman Indemnitees hereby release Loral from its obligations under Section 5.07 of the 1992 Lehman Stockholders Agreement.

         (b) (1) Loral Space shall discharge its obligation to indemnify the Lehman Indemnitees under Section 5.7(a) by paying the amount required to be indemnified thereunder grossed-up for any (a) Taxes payable upon payment, receipt or accrual of such indemnification payment plus (b) any additional amount of Tax payable upon payment, receipt or accrual of any payment required to be paid pursuant to this Section 5.7(b)(1).

         (2) Any payment required to be made to the Lehman Indemnitees under this Section 5.7 shall be paid in cash. Without limiting the generality of the foregoing, Loral Space shall provide the Lehman Indemnitees, within 10 days of receipt of written request, with the full amount of any payments to a Taxing Authority from which an indemnification obligation by Loral Space pursuant to this Section 5.7 would arise, it being understood that funds advanced by Loral Space pursuant to this Section 5.7(b)(2) shall give rise to no obligation on the Lehman Indemnitees' part to pay interest and shall only give rise to an obligation to return to Loral Space any refund by a Taxing Authority of such payment (including any interest included in such refund).

         (c) If Loral Space makes any indemnification payment to a Lehman Indemnitee pursuant to this Section 5.7 and the Lehman Indemnitee realizes a Tax benefit (as, for example, the Lehman Indemnitee realizing less taxable gain or more taxable loss on a disposition of the Series S Preferred Stock by reason of having a higher Tax basis therein) from the transaction or status from which Loral Space's indemnification obligation pursuant to this Section 5.7 arose, the Lehman Indemnitee shall pay over to Loral Space the Tax benefit actually received by such Lehman Indemnitee. The amount of the Tax benefit shall include any Tax benefit resulting from any payments to Loral Space hereunder. The Lehman Indemnitee shall not be required to make any payment in excess of the indemnity payment received from Loral Space, and any payment may be made by offset against a payment owed by Loral Space. Any payment to be made pursuant to this Section 5.7(c) shall be made at the time a Tax payment to be remitted by such Lehman Indemnitee is actually reduced as a result of the Tax benefit or the Lehman Indemnitee receives a refund of Tax as a result of the Tax benefit (and the amount of such payment in respect of a Tax benefit shall not exceed the amount of such reduction or refund). If the Tax benefit may be realized by a refund claim by a Lehman Indemnitee, the Lehman Indemnitee shall take reasonable steps and measures, at Loral Space's expense, to obtain such refund.

         (d) (i) Each of Loral Space, the Company and the Lehman Partnerships agrees that for United States federal income tax purposes (including, without limitation, for purposes of filing any federal income tax return), the Exchange Transaction shall not be treated as a taxable "sale or exchange" under Section 1001 of the Code and that the Series S Preferred Stock shall be treated as SS/L Common Stock; provided that the Lehman Partnerships shall not be required to comply with this Section 5.7(d)(1) unless (i) prior to the date hereof Willkie Farr & Gallagher shall have delivered an opinion reasonably satisfactory to the Lehman Partnerships to the effect that (A) for United States federal income tax purposes it is more likely than not that (I) the exchange of LAH Series S Preferred Stock for Series S Preferred Stock will not be treated as a sale or exchange (under Section 1001 of the Code or otherwise), and (II) following the Exchange Transaction the Lehman Partnerships will be treated as continuing to hold the SS/L Common Stock, and (B) the Lehman Indemnitees will not be subject to penalties in respect of any Taxes for taking the positions set forth in clause (A) above, and (ii) Willkie Farr & Gallagher or other nationally recognized independent tax counsel to Loral Space reasonably satisfactory to the Lehman Partnerships delivers, at such times as may be reasonably requested by such Partnerships (in light of any change in law or other circumstances or any proposed disposition, exchange or other transaction involving the Series S Preferred Stock or Associated SS/L Shares), an opinion satisfactory in form and substance to such Partnerships to the effect that continuing to treat the Series S Preferred Stock as SS/L Common Stock will not subject a Lehman Indemnitees to penalties in respect of Taxes. The fees and expenses of such counsel shall be borne by Loral Space.

         (2) Loral Space shall have no obligation to indemnify any Lehman Indemnitee under this Section 5.7 for any Tax other than a Tax imposed by the United States or Bermuda, unless such Lehman Indemnitee shall have treated the Series S Preferred Stock as SS/L Common Stock for such Tax purposes.

         (e) Each limited or general partner of each Lehman Partnership shall be a third-party beneficiary of this Section 5.7.


                                  ARTICLE VI.

                                  TERMINATION

         Section 6.1. Termination. (a) This Agreement shall terminate (and the Lehman Investors shall be entitled to receive the Associated SS/L Shares underlying their shares of Series S Preferred Stock) after a Public Offering of the Company or SS/L as a result of which Persons other than Stockholders (in the case of the Company) or Stockholders and parties to the SP Stockholders Agreement (in the case of SS/L) are entitled to (i) cast more than 50% of the votes for directors of the Company or SS/L, as the case may be, (ii) receive more than 50% of the assets available for distribution to holders of equity securities of SS/L or the Company, as the case may be, upon a liquidation of such entity or (iii) receive more than 50% of the regular dividends payable on the then outstanding shares of Common Stock or SS/L Common Stock, as the case may be, in each case after giving effect to such offering, provided that (x) the provisions of Section 7.13 shall survive for a period of three years from the date of termination of this Agreement and (y) the provisions of Sections 5.6, 5.7 shall survive without limitation.

         (b) Except as otherwise provided in Section 2.12, the Lehman Investors shall be entitled to terminate the restrictions on Transfers of Series S Preferred Stock and Associated SS/L Shares by the Lehman Investors in the event of a breach by Loral Space of its obligation to purchase shares of Series S Preferred Stock held by the Lehman Investors set forth in Section 5.4.

                                  ARTICLE VII.

                                 MISCELLANEOUS

         Section 7.1. No Inconsistent Agreements.  Each of the Company and
Loral Space will not hereafter, and will cause their respective Subsidiaries not to, enter into any agreement with respect to its securities which is inconsistent with the rights granted to Stockholders in this Agreement. Each of the Company and Loral Space represents and warrants to each Stockholder that it has not, and their respective Subsidiaries have not, entered into any agreement with respect to any of its debt or equity securities granting registration rights to any Person.

         Section 7.2. Recapitalization, Exchange, etc. In the event that any capital stock or other securities are issued in respect of, in exchange for, or in substitution of, any Shares by reason of any reorganization, recapitalization, reclassification, merger, consolidation, spin-off, partial or complete liquidation, stock dividend, split-up, sale of assets, distribution to shareholders or combination of the Shares or any other change in capital structure of the Company, appropriate adjustments shall be made with respect to the relevant provisions of this Agreement so as to fairly and equitably preserve, as far as practicable, the original rights and obligations of the parties hereto under this Agreement and the term "Shares," as used herein, shall be deemed to include shares of such capital stock or other securities, as appropriate.

         Section 7.3. Remedies. The Company and the Stockholders acknowledge and agree that in the event of any breach of this Agreement by any one of them, the Company or the appropriate Stockholders, as the case may be, would be irreparably harmed and could not be made whole by monetary damages. The Company and the Stockholders accordingly agree (i) to waive the defense in any action for specific performance that a remedy at law would be adequate, and
(ii) that the Company and the Stockholders, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to compel specific performance of this Agreement in any action instituted in the United States District Court for the Southern District of New York, or, in the event said Court would not have jurisdiction for such action, in any court of the United States or any state thereof having subject matter jurisdiction for such action. The Company and the Stockholders consent to non-exclusive personal jurisdiction in any such action brought in the United States District Court of the Southern District of New York, or any such other court.

         Section 7.4. Successors and Assigns. This Agreement, and all obligations and rights hereunder, shall be binding upon and shall inure to the benefit of the parties hereto, and their respective successors and permitted assigns; provided that (i) neither this Agreement nor any rights or obligations hereunder may be transferred or assigned by the Company or Loral Space and (ii) no rights of any Stockholder under this Agreement may be assigned except that any Stockholder may transfer or assign its rights and obligations hereunder, in whole or in part, to a Transferee pursuant to a Transfer of Shares or Associated SS/L Shares made in compliance with all of the provisions of this Agreement to a Person (i) who is or thereby becomes a Stockholder or (ii) who is a Person described in clause (ii) of the definition of Permitted Transferee; provided that the Lehman investors may only transfer or assign their rights under Section 5.4 to a Transferee or group of related Transferees of 50% or more of the Shares or Associated SS/L Shares underlying Shares, as the case may be, held by the Lehman Investors as of the date hereof. If any Stockholder shall acquire additional Shares, such Shares shall, except as expressly provided herein, be held subject to all of the terms of this Agreement.

         Section 7.5. No Waivers; Amendments. (a) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privileges. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

         (b) This Agreement may not be amended, modified or supplemented other than by a written instrument signed by each party hereto.

         (c) Any provision of this Agreement may be waived if, but only if, such waiver is in writing and is signed by the party against whom the enforcement of such waiver is sought.

         Section 7.6. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telex, telecopier or similar writing) and shall be given to such party at its address, telex or telecopier number set forth below, or such other address, telex or telecopier number as such party may hereinafter specify for the purpose to the party giving such notice. Each such notice, request or other communication shall be effective (i) if given by telex or telecopy, when such telex or telecopy is transmitted to the telex or telecopy number specified in this Section and the appropriate answerback is received or, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or, (iii) if given by any other means, when delivered at the address specified in this Section 7.6.

         Notices to the Company or Loral Space shall be addressed to the Company or Loral Space, respectively, at Loral Space & Communications Ltd., 600 Third Avenue, New York, New York 10016, Attention: Michael B. Targoff, President (telecopier no.

(212) 682-9805), with a copy thereof to Willkie Farr & Gallagher, One Citicorp Center, 153 East 53rd Street, New York, New York 10022-4669, Attention: Bruce
R. Kraus (telecopier no. (212) 821-8111); and notices to the Lehman Investors shall be addressed to the Lehman Investors c/o Lehman Brothers Holdings Inc., American Express Tower, 3 World Financial Center, 200 Vesey Street, New York, New York 10205, Attention: Alan H. Washkowitz (telecopier (212) 526-3836), with a copy thereof to Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York 10017, Attention: Paul R. Kingsley (telecopier no. (212) 450-4800).

         Section 7.7. Inspection. So long as this Agreement shall be in effect, this Agreement and any amendments hereto shall be made available for inspection by a Stockholder at the principal offices of the Company, Loral Space and SS/L.

         Section 7.8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

         Section 7.9. Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

         Section 7.10. Entire Agreement. This Agreement and the Transaction Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements (including, without limitation, the Stockholders Agreement dated as of October 23, 1990, as amended, and the 1992 Lehman Stockholders Agreement) and understandings, written or oral, relating to the subject matter hereof.

         Section 7.11. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdictions, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

         Section 7.12. Counterparts. This Agreement may be signed in counterparts, each of which shall constitute an original and which together shall constitute one and the same agreement.

         Section 7.13. Confidentiality. To the extent that any Stockholder receives proprietary or confidential information ("Confidential information") from the Company, Loral Space or SS/L, pursuant to Section 5.5 hereof or otherwise, such Stockholder agrees that it will not utilize in its respective business or otherwise, disclose or submit to, or file with, any other Person (other than its respective employees, attorneys, and other professional advisors, who shall be informed of the confidential nature of such information) any Confidential Information, without the prior written consent of the Company, Loral Space, or SS/L as the case may be, except where disclosure may be required by law, as may be necessary for such Stockholder to enforce its rights under this Agreement (or any documents executed in connection herewith) or otherwise in connection with its direct or indirect interest in the Company or SS/L. Notwithstanding the foregoing, the following will not constitute "Confidential Information" for purposes of this Agreement:

                 (i) information which was already in the possession of the Stockholder prior to the date hereof and which was not acquired or obtained from the Company, Loral Space or SS/L;

                 (ii) information which is obtained or was previously obtained by the Stockholder from a third person who, insofar as is known to the Stockholder, is not prohibited from transmitting the information to the Stockholder by a contractual, legal or fiduciary obligation to the Company, SS/L or Loral Space; and

                 (iii) information which is or becomes generally available to the public other than as a result of a disclosure by the Stockholder or its agents or employees in violation of this Section 7.13.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth above.


                                   LORAL SPACE & COMMUNICATIONS LTD.

                                   By: /s/ Eric J. Zahler
                                       Title: Vice President

                                   SS/L (BERMUDA) LTD.

                                   By: /s/ Eric J. Zahler
                                       Title: Vice President

                                   LEHMAN BROTHERS
                                       CAPITAL PARTNERS II, L.P.

                                   By Lehman Brothers Holdings Inc.

                                   By: /s/ Alan Washkowitz
                                       Title: Vice President

                                   LEHMAN BROTHERS MERCHANT BANKING
                                       PORTFOLIO PARTNERSHIP L.P.

                                   By LB I Group Inc.

                                   By: /s/ Alan Washkowitz
                                       Title: Vice President

                                   LEHMAN BROTHERS OFFSHORE
                                       INVESTMENT PARTNERSHIP L.P.

                                   By   Lehman Brothers Offshore
                                            Partners Ltd.

                                   By: /s/ N.G. Trollope
                                       Title: Director/President

                                   LEHMAN BROTHERS OFFSHORE
                                       INVESTMENT PARTNERSHIP-JAPAN L.P.

                                   By   Lehman Brothers Offshore
                                            Partners Ltd.

                                   By: /s/ N.G. Trollope
                                       Title: Director/President